Exhibit 99.1

Contact Kenn Entringer at Casey Communications, (314)721-2828 or kentringer@caseycomm.com

July 23, 2015

Cass Information Systems, Inc. Reports 2nd Quarter 2015 Earnings

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and waste invoice payment and information services, reported second quarter 2015 earnings of $.48 per diluted share versus the $.52 per diluted share it earned in the second quarter of 2014. Net income for the period was $5.5 million. Cass earned $6.0 million in the second quarter of 2014.

	2nd Quarter			YTD
	2015	2014	% Change	2015	2014	% Change
Transportation Dollar Volume	$6.5 billion	$6.7 billion	(1.8)	$12.6 billion	$12.6 billion	.3
Facility Expense Dollar Volume*	$2.8 billion	$3.1 billion	(9.9)	$5.7 billion	$6.3 billion	(9.4)
Revenues	$30.1 million	$29.3 million	2.8	$59.9 million	$58.0 million	3.3
Net Income	$5.5 million	$6.0 million	(8.1)	$11.1 million	$11.8 million	(6.4)
Diluted Earnings per Share	$.48	$.52	(7.7)	$.96	$1.02	(5.9)

*	Includes Energy, Telecom and Waste

2015 2nd Quarter Recap

Cass posted modestly lower second quarter earnings as growth in revenue from new customers and services was offset by economic headwinds. In particular, the transportation group was impacted by a decline in activity from existing accounts. Although transaction volume increased due to new business, the growth was significantly reduced by a decline in activity from existing customers, especially those in the oil and gas production sector. In addition, transportation dollar volume declined as lower fuel prices led to lower average invoice amounts. The decrease in dollar volume generated lower investable balances which resulted in both lower net investment income and more significantly, lower fees from carrier services. Finally, facility expense dollar volume declined as on-going competitor consolidation in the energy sector affected client retention.

Internally, higher health insurance costs, an increase in retirement plan expense tied to the use of new mortality tables and a decline in the discount rate, annual merit salary increases and strategic investment in staff and technology to win and support new business produced a $1.3 million (6.3%) increase in operating expenses.

“While we currently face a number of challenges including an uneven economic recovery, low oil prices and an unfavorable interest rate environment, our on-going ability to grow our customer base leads us to believe that we are well positioned for future growth,” said Eric H. Brunngraber, Cass chairman, president and chief executive officer. “Accordingly, we will continue to expand and enhance our capabilities by investing in systems and staff capable of supporting a larger customer base.”

Six-Month 2015 Recap

For the six-month period ended June 30, 2015, the company earned $.96 per diluted share versus the $1.02 per diluted share earned in the first half of 2014. Net income was $11.1 million, or $700,000 less than the $11.8 million earned in 2014. Revenues rose from $58.0 million in 2014 to $59.9 million in 2015.

Operating expenses were up $2.6 million (6.2%), for the reasons previously cited.

Cash Dividend Declared

On July 20, 2015, the company’s board of directors declared a third quarter dividend of $.21 per share payable September 15, 2015 to shareholders of record September 4, 2015. Cass has continuously paid regularly scheduled cash dividends for the last 81 years.

“This strong history of dividends combined with the return of almost $8.0 million to our shareholders through share repurchase activity over the last 12 months, reflect the company’s optimism about its long-term prospects and solid capital base,” added Brunngraber.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing $38 billion annually on behalf of clients, and with total assets of $1.5 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2014.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended June 30, 2015 and 2014:

	Quarter Ended June 30, 2015	Quarter Ended June 30, 2014	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014
Transportation Invoice Volume	8,969	8,874	17,094	16,633
Transportation Dollar Volume	$6,541,917	$6,664,922	$12,598,628	$12,557,493
Facility Expense Transaction Volume	5,021	5,181	10,062	10,276
Facility Expense Dollar Volume	$2,755,930	$3,060,418	$5,739,120	$6,334,971
Payment and Processing Fees	$19,699	$19,554	$39,117	$37,951
Net Investment Income	9,282	9,347	18,243	18,494
Gain on Sales of Securities	690	—	1,639	—
Other	449	398	914	1,576

Total Revenues	$30,120	$29,299	$59,913	$58,021

Salaries and Benefits	$17,543	$16,464	$34,869	$32,651
Occupancy	856	756	1,693	1,562
Equipment	1,070	1,121	2,141	2,147
Other	3,171	2,965	6,245	5,971

Total Operating Expenses	$22,640	$21,306	$44,948	$42,331

Income from Operations before Income Taxes	$7,480	$7,993	$14,965	$15,690
Income Tax Expense	1,932	1,958	3,878	3,844

Net Income	$5,548	$6,035	$11,087	$11,846

Basic Earnings per Share	$.49	$.52	$.97	$1.03

Diluted Earnings per Share	$.48	$.52	$.96	$1.02

Average Earning Assets	$1,209,958	$1,220,326	$1,235,877	$1,227,932
Net Interest Margin	3.52%	3.50%	3.41%	3.46%
Allowance for Loan Losses to Loans	1.76%	1.78%	1.76%	1.78%
Non-performing Loans to Total Loans	.47%	.23%	.47%	.23%
Net Loan Recoveries to Loans	—%	—%	—%	(.03%)
Provision for Loan Losses	$—	$—	$—	$—